Exhibit 5.8

To: Sercel Australia Pty Ltd 274 Victoria Road Rydalmere NSW 2116 Australia	27 September 2011

Compagnie Générale de Géophysique Veritas (“Issuer”)

US$650,000,000 6.500% Senior Notes due 2021 (“Notes”) unconditionally and irrevocably guaranteed as to payment of principal and interest by Sercel Australia Pty Ltd (“Australian Guarantor”) (“Guarantee”)

We refer to the creation and issue of the Notes and the Guarantee by the Issuer and the Australian Guarantor under a registration statement (“Registration Statement”) in respect of which we have acted as special counsel in New South Wales and the Commonwealth of Australia (“Australia”) (together the “Relevant Jurisdictions”).

This opinion relates only to the laws of the Relevant Jurisdictions and is given on the basis that it will be construed in accordance with the laws of New South Wales. We express no opinion about the laws of another jurisdiction or (except as expressly provided in paragraph 4) factual matters.

1	Documents

We have examined copies (certified or otherwise identified to our satisfaction) of the following documents relating to the Notes:

(a)	the Indenture dated 31 May 2011 between, among others, the Issuer, the Australian Guarantor and The Bank of New York Mellon (“Trustee”) (“Indenture”) which contains the Guarantee;

(b)	the power of attorney (“Power of Attorney”) given by the Australian Guarantor dated 20 May 2011;

Sercel Australia Pty Ltd	27 September 2011

(c)	a certificate from the Australian Guarantor dated 31 May 2011;

(d)	a certificate from the Australian Guarantor dated 27 September 2011;

(e)	minutes evidencing the resolutions of the boards of directors of the Australian Guarantor dated 20 May 2011 authorising the signing, delivery and observance of obligations under the Documents; and

(f)	the constitution of the Australian Guarantor.

In this opinion the expression:

•	“Documents” means the Indenture, the Notes and the Guarantee; and

•	“laws” means the common law, principles of equity and laws constituted or evidenced by documents available to the public generally.

2	Assumptions

We have assumed:

(a)	the authenticity of all signatures, seals, duty stamps and markings;

(b)	the completeness, and conformity to originals, of all documents submitted to us;

(c)	that:

(i)	the Power of Attorney and all authorisations specified above remain in full force and effect; and

(ii)	all authorisations required for any party (other than the Australian Guarantor) to enter into the Documents have been obtained and remain in full force and effect;

(d)	that the Documents have been or will be executed by duly authorised signatories (in the case of the Notes either manually or by facsimile signature) and delivered outside Australia in the form which we have examined;

(e)	that:

(i)	the resolutions of the board of directors of the Australian Guarantor were properly passed (including that any meeting convened was properly convened);

(ii)	all directors of the Australian Guarantor who participated and voted were entitled so to do;

Sercel Australia Pty Ltd	27 September 2011

(iii)	the directors of the Australian Guarantor have properly performed their duties in connection with the passing of the resolutions, and the entry by the Australian Guarantor into the Documents to which it is a party and the transactions contemplated by them; and

(iv)	all provisions relating to the declaration of directors’ interests or the power of interested directors to vote were duly observed,

but there is nothing in the searches referred to in paragraph 3 or on the face of the minutes referred to in paragraph 1(f) that would lead us to believe otherwise.

(f)	that the Power of Attorney has been duly executed by the Australian Guarantor. In this respect, we note that you may rely on the assumptions specified in section 129 of the Corporations Act 2001 of Australia (“Corporations Act”) unless you knew or suspected that the assumptions were incorrect. In particular, sections 129(5) & (6) permit the assumption to be made that a document has been duly executed by a company if it appears to have been executed in accordance with section 127 by two people who, according to certain documents filed by the company with the Australian Securities and Investments Commission (“ASIC”), are a director and secretary or two directors of the company;

We have not examined any documents filed by the Australian Guarantor with ASIC, but have relied on the searches referred to in paragraph 3 to confirm that the persons who executed the Power of Attorney were a director and secretary of the Australian Guarantor at the time.

(g)	that the regulations in the Relevant Jurisdictions that restrict or prohibit payments, transactions and dealings with assets having a prescribed connection with certain countries or named individuals or entities subject to international sanctions or associated with terrorism do not apply; and

(h)	that the obligations assumed by the Australian Guarantor under the Documents are in its best interests and for the purposes of its business.

We have not taken any steps to verify these assumptions.

3	Searches

We have relied on an inspection of the public records (which are not necessarily complete or up-to-date) of the Australian Guarantor on microfilm or in extract which are available to the public at the offices of the Australian Securities and Investments Commission in Melbourne on 26 September 2011. We have not made any other searches.

Sercel Australia Pty Ltd	27 September 2011

4	Opinion

On the foregoing basis and subject to the qualifications set out below, we are of the opinion that:

(a)	the Australian Guarantor is incorporated and validly existing under the laws of Australia and is capable of suing and being sued in its corporate name; and

(b)	the Australian Guarantor has:

(i)	the corporate power to enter into the Power of Attorney and each Document to which it is a party and to observe its obligations under them; and

(ii)	taken all corporate action required on its part to authorise the execution, delivery and observance of them; and

(c)	the Indenture has been duly authorised, executed and delivered by the Australian Guarantor in accordance with the laws of the Relevant Jurisdictions.

5	Qualifications

This opinion is subject to the following qualifications:

(a)	the powers and authorisations of the Australian Guarantor may be affected by laws such as those relating to bankruptcy, insolvency, liquidation, receivership, administration, reorganisation, reconstruction, fraudulent transfer or moratoria; and

(b)	we have not been responsible for verifying the accuracy of the facts, or the reasonableness of any statements of opinion, contained in the registration statement, or that no material facts have been omitted from it. We express no opinion as to whether the Registration Statement contains all the information required by the applicable securities laws of the United States or whether the persons responsible for the Registration Statement under these laws have discharged their obligations under those laws.

6	Benefit

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Notes and the Guarantee. In giving such consent, we do not admit that we are a person whose consent is required under section 7 of the Securities Act of 1933 (US).

Sercel Australia Pty Ltd	27 September 2011

This opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

This opinion is given in respect of the laws of the Relevant Jurisdictions which are in force at 9.00am local time on the date of this letter.

Yours faithfully

/s/    Mallesons Stephen Jaques

Mallesons Stephen Jaques